Exhibit 99

Viad Corp Announces Second Quarter Results

Income per Share of $0.26

PHOENIX--(BUSINESS WIRE)--July 24, 2009--Viad Corp (NYSE:VVI) today announced second quarter 2009 net income of $5.4 million, or $0.26 per diluted share. This compares to the company’s prior guidance of $0.17 to $0.32 per share and 2008 second quarter income before other items of $0.59 per share.

  Revenues of $213.6 million were down $63.6 million (23.0%), reflecting the impact of the economic contraction and unfavorable currency translation
  Segment operating income of $9.8 million was down $11.3 million (53.5%), reflecting lower revenues, partially offset by overhead cost-reduction efforts
  Free cash flow was an outflow of $9.6 million versus an inflow of $68,000, reflecting fluctuations in working capital and lower income, partially offset by reduced capital expenditures
  Cash and cash equivalents were $109.9 million at June 30, 2009
  Debt was $13.9 million, with a debt-to-capital ratio of 2.8% at June 30, 2009

Paul B. Dykstra, chairman, president and chief executive officer, said, “Our operating companies performed admirably during the quarter, with results in line with prior guidance despite deteriorating conditions in the trade show and tourism industries. Trade shows have decreased in overall size as exhibitors pull back on spending; exhibits are smaller and fewer materials are being sent to the show floor. The tourism industry has also contracted, with lower occupancy rates at hotels and fewer visitors at attractions.

“We have been addressing these challenges head on by decreasing costs and increasing efficiency while focusing on winning additional market share. We have taken actions to reduce total company overhead costs by more than $35 million versus 2008, and we are in the process of implementing Lean Six Sigma initiatives at GES to drive additional efficiency savings of more than $10 million in 2010. Our recently announced strategic reorganization will enable us to further reduce costs by streamlining our processes and to gain market share by bringing together the talents and resources of our operating companies to deliver greater innovation for customers.

“Viad is fortunate to have industry-leading brands and capabilities, talented and dedicated employees and a strong balance sheet. These assets, along with continued investment in our businesses, give us advantages relative to many of our competitors, especially in the weakened economic environment.”

Second Quarter 2009 Business Unit Highlights

Viad’s Marketing & Events Group

($ in millions)	Q2 2009	Q2 2008	Change

Segment revenues:
GES Exposition Services (GES)	$132.4	$187.6	$(55.2)	-29.4%
Experiential Marketing Services*	62.9	65.7	(2.8)	-4.3%
Group Total	$195.4	$253.4	$(58.0)	-22.9%
Segment operating income:
GES	$4.8	$14.0	$(9.1)	-65.5%
Experiential Marketing Services	2.7	1.9	0.8	38.7%
Group Total	$7.5	$15.9	$(8.4)	-52.7%
Segment operating margins:
GES	3.6%	7.4%	(380)	bps
Experiential Marketing Services	4.3%	3.0%	130	bps
Group Total	3.8%	6.3%	(250)	bps
* Includes Exhibitgroup/Giltspur (EG) and Becker Group. Note: Totals, changes and percentages presented above were calculated using dollars in thousands.

Dykstra said, “GES’ second quarter operating income was within our prior guidance, reflecting successful cost-reduction efforts and increased efficiencies. The expected declines from the 2008 second quarter were due to negative show rotation and unfavorable currency translation, which reduced year-on-year revenues by roughly $12 million and $7 million, respectively, as well as continued declines in exhibitor spending that reduced GES’ base same-show revenues by 27 percent.

“Revenues for the Experiential Marketing Services segment were in line with our prior guidance and reflect $12 million in revenue from the biennial Paris Airshow, which partially offset reduced client spending and unfavorable currency translation of $4 million. Segment operating income increased by $753,000 due to strong through-put on branded entertainment projects, including the new Harry Potter exhibition, as well as reductions in overhead expenses across the segment.”

Viad’s Travel & Recreation Group*

($ in millions)	Q2 2009	Q2 2008	Change

Segment revenues	$18.2	$23.8	$(5.6)	-23.6%
Segment operating income	$2.3	$5.2	$(2.9)	-55.7%
Segment operating margins	12.6%	21.7%	(910)	bps

* Includes Brewster and Glacier Park. Note: Changes and percentages presented above were calculated using dollars in thousands.

Dykstra said, “As expected, second quarter revenues for the Travel and Recreation Group were reduced by unfavorable exchange rates as well as reduced tourism demand, particularly from long-haul group business. Excluding a $1.9 million revenue decline due to unfavorable currency translation, revenues for this segment were off roughly 15 percent from a year ago. Brewster and Glacier Park continue to focus on drawing visitors from their local and regional markets in order to help offset lower group business.”

2009 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, “The trade show industry has yet to show the bottoming out experienced in other sectors of the economy. Therefore, we have reduced our outlook for the rest of the year. There is a much wider degree of uncertainty in the marketplace, and our current guidance for 2009 reflects our best estimates based on information available at this time. We have been proactive and aggressive in significantly reducing costs in anticipation of revenue pressures. And we will continue to improve our cost structure, increase productivity, deliver high-quality customer service and capture market share during 2009.

“The near-term will clearly be difficult. But the long-term fundamentals of our businesses remain sound, and our strong balance sheet affords us the strength to weather the uncertainties of this economic environment. We are focused on successfully managing through the downturn and realigning our business to emerge even stronger. We remain committed to driving long-term growth and shareholder value.”

Full Year 2009 Guidance

2009 full year income is currently expected to be in the range of $0.25 to $0.50 per share, as compared to 2008 income before other items of $2.28 per share and the company’s prior guidance of $0.60 to $0.85 per share.

  Revenue is expected to decrease by 25 percent to 30 percent from 2008 revenues of $1.1 billion.
    GES revenue is expected to decrease by 28 percent to 31 percent driven primarily by negative annual show rotation revenue of about $85 million, unfavorable currency translation of approximately $21 million and same-show revenue declines of roughly 25 percent.
    Experiential Marketing Services revenue is expected to decline by 18 percent to 23 percent driven by unfavorable currency translation of approximately $9 million and reductions in existing client spend, partially offset by continued market share gains.
    Travel & Recreation Group revenue is expected to decrease by 15 percent to 20 percent driven by unfavorable currency translation of approximately $6 million and declines in tourism spending.
  Operating income is expected to decrease by 70 percent to 80 percent from 2008 operating income of $82.0 million as a result of the decline in revenues, partially offset by cost reductions.
    GES operating margins are expected to approximate 2.5 percent, reflecting the revenue declines partially offset by reductions in overhead costs of more than $25 million.
    Experiential Marketing Services operating income is expected to decline by $8.0 million to $11.5 million as a result of the revenue decline, partially offset by reductions in overhead costs of approximately $5 million.
    Travel & Recreation Group operating margins are expected to be in the range of 22 percent to 23 percent.
  Exchange rates for the remainder of the year are assumed to approximate $0.85 U.S. Dollars per Canadian Dollar and $1.60 U.S. Dollars per British Pound. Currency translation is expected to negatively impact income per share by approximately $0.14 per share versus 2008.
  Net interest income is expected to be approximately $0.07 per share lower than 2008.
  Restructuring charges of $0.09 per share recorded in the year-to-date are included in Viad’s full year guidance. Additional charges (not included in guidance) are anticipated as the company continues to streamline its operations through its previously announced strategic reorganization.
  The effective tax rate is assumed to be in the range of 38.0 percent to 39.0 percent, as compared to the 2008 effective tax rate on income before other items of 37.4 percent.
  Annual show rotation is expected to negatively impact full year revenues by about $85 million. Show rotation refers to shows that occur less frequently than annually and annual shows that shift quarters from one year to the next.
    First quarter show rotation was negative $31 million at GES.
    Second quarter show rotation was neutral, reflecting positive $12 million at EG and negative $12 million at GES.
    Third quarter show rotation is expected to negatively impact revenues by about $73 million, including $60 million at GES and $13 million at EG.
    Fourth quarter show rotation is expected to positively impact revenues by about $10 million at GES.

Third Quarter 2009 Guidance

For the third quarter, Viad’s loss per diluted share is expected to be in the range of $0.27 to $0.12, as compared to 2008 third quarter income before other items of $0.70 per share.

  Revenue is expected to be in the range of $160 million to $180 million as compared to the 2008 amount of $302.4 million. The declines from 2008 are expected to be driven primarily by negative show rotation revenue of about $73 million, an approximate $7 million revenue decline due to unfavorable currency translation and expected recessionary declines in trade show marketing spend and tourism.
  Segment operating loss is expected to be in the range of $5.5 million to $500,000, as compared to segment operating income of $26.1 million in the 2008 quarter.

Implicit within this guidance, are the following segment revenue and operating income expectations.

($ in millions)	Segment Revenue			Segment Operating Income (Loss)
	Low End	High End		Low End	High End

GES	$95.0	to	$105.0	$(13.5)	to	$(11.0)
Experiential Marketing Services	$22.0	to	$28.0	$(10.0)	to	$(8.0)
Travel & Recreation	$42.0	to	$46.0	$17.5	to	$19.0

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of second quarter 2009 results on Friday, July 24, 2009 at 9 a.m. (ET). To join the live conference, call (800) 857-5472, passcode “Viad” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (800) 839-2236 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

Viad is an S&P SmallCap 600 company. Major operating companies include GES Exposition Services, Exhibitgroup/Giltspur, Brewster and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
(000 omitted, except per share data)	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change

Revenues (Note A)	$213,565	$277,212	$(63,647)	-23.0%	$454,514	$612,657	$(158,143)	-25.8%

Segment operating income (Note A)	$9,808	$21,079	$(11,271)	-53.5%	$16,475	$49,659	$(33,184)	-66.8%
Corporate activities	(703)	(2,219)	1,516	68.3%	(2,206)	(4,653)	2,447	52.6%
Restructuring charges (Note B)	(198)	-	(198)	**	(2,930)	-	(2,930)	**
Net interest income (expense)	(293)	238	(531)	**	(452)	875	(1,327)	**
Income from continuing operations before income taxes	8,614	19,098	(10,484)	-54.9%	10,887	45,881	(34,994)	-76.3%
Income tax expense	(3,311)	(6,107)	2,796	45.8%	(4,212)	(16,297)	12,085	74.2%
Income from continuing operations	5,303	12,991	(7,688)	-59.2%	6,675	29,584	(22,909)	-77.4%
Loss from discontinued operations (Note C)	-	(210)	210	**	-	(210)	210	**
Net income	5,303	12,781	(7,478)	-58.5%	6,675	29,374	(22,699)	-77.3%
Net loss attributable to noncontrolling interest	96	92	4	4.3%	227	244	(17)	-7.0%
Net income attributable to Viad	$5,399	$12,873	$(7,474)	-58.1%	$6,902	$29,618	$(22,716)	-76.7%

Diluted income per common share (Note D):
Income from continuing operations attributable to Viad common shareholders	$0.26	$0.63	$(0.37)	-58.7%	$0.34	$1.44	$(1.10)	-76.4%
Loss from discontinued operations attributable to Viad common shareholders	-	(0.01)	0.01	**	-	(0.01)	0.01	**
Net income attributable to Viad common shareholders	$0.26	$0.62	$(0.36)	-58.1%	$0.34	$1.43	$(1.09)	-76.2%

Basic income per common share (Note D):
Income from continuing operations attributable to Viad common shareholders	$0.26	$0.63	$(0.37)	-58.7%	$0.34	$1.44	$(1.10)	-76.4%
Loss from discontinued operations attributable to Viad common shareholders	-	(0.01)	0.01	**	-	(0.01)	0.01	**
Net income attributable to Viad common shareholders	$0.26	$0.62	$(0.36)	-58.1%	$0.34	$1.43	$(1.09)	-76.2%

Common shares treated as outstanding for income per share calculations:
Weighted-average outstanding shares	19,977	20,268	(291)	-1.4%	19,935	20,232	(297)	-1.5%

Weighted-average outstanding and potentially dilutive shares	20,170	20,666	(496)	-2.4%	20,167	20,678	(511)	-2.5%

** Change is greater than +/- 100 percent.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A) Reportable Segments
		Three months ended June 30,				Six months ended June 30,
	(000 omitted)	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change

	Revenues:
	Marketing & Events Group:
	GES Exposition Services	$132,414	$187,645	$(55,231)	-29.4%	$338,060	$473,320	$(135,260)	-28.6%
	Experiential Marketing Services	62,945	65,739	(2,794)	-4.3%	93,361	109,657	(16,296)	-14.9%
	Subtotal	195,359	253,384	(58,025)	-22.9%	431,421	582,977	(151,556)	-26.0%
	Travel & Recreation Group	18,206	23,828	(5,622)	-23.6%	23,093	29,680	(6,587)	-22.2%
		$213,565	$277,212	$(63,647)	-23.0%	$454,514	$612,657	$(158,143)	-25.8%

	Segment operating income (loss):
	Marketing & Events Group:
	GES Exposition Services	$4,817	$13,956	$(9,139)	-65.5%	$21,210	$49,804	$(28,594)	-57.4%
	Experiential Marketing Services	2,698	1,945	753	38.7%	(4,624)	(2,176)	(2,448)	**
	Subtotal	7,515	15,901	(8,386)	-52.7%	16,586	47,628	(31,042)	-65.2%
	Travel & Recreation Group	2,293	5,178	(2,885)	-55.7%	(111)	2,031	(2,142)	**
		$9,808	$21,079	$(11,271)	-53.5%	$16,475	$49,659	$(33,184)	-66.8%

	Operating margins:
	Marketing & Events Group:
	GES Exposition Services	3.6%	7.4%	(380) bps		6.3%	10.5%	(420) bps
	Experiential Marketing Services	4.3%	3.0%	130 bps		-5.0%	-2.0%	(300) bps
	Subtotal	3.8%	6.3%	(250) bps		3.8%	8.2%	(440) bps
	Travel & Recreation Group	12.6%	21.7%	(910) bps		-0.5%	6.8%	(730) bps
		4.6%	7.6%	(300) bps		3.6%	8.1%	(450) bps

** Change is greater than +/- 100 percent.

(B)

Restructuring Charges and Recoveries — In the first quarter of 2009, Viad recorded restructuring charges of $2.7 million ($1.7 million after-tax) related to the rationalization of certain positions in connection with the integration of Becker Group and Exhibitgroup/Giltspur and the consolidation of certain leased office space. In the second quarter of 2009, $88,000 ($54,000 after-tax) of this amount was reversed. Also in the second quarter of 2009, Viad recorded a restructuring charge of $286,000 ($171,000 after-tax) attributable to headcount reductions.

(C)

Loss from Discontinued Operations — In the second quarter of 2008, Viad recorded a loss from discontinued operations of $210,000 (after-tax) related to certain obligations associated with previously sold operations.

(D)

Income per Common Share — In the first quarter of 2009, Viad adopted the provisions of FSP EITF 03-6-1 (subsequently codified into FASB Accounting Standards Codification Topic 260) which affects Viad's calculation of income per common share using the two-class method. Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

		Three months ended June 30,				Six months ended June 30,
	(000 omitted, except per share data)	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change

	Net income attributable to Viad	$5,399	$12,873	$(7,474)	-58.1%	$6,902	$29,618	$(22,716)	-76.7%
	Less: Allocation to nonvested shares	(164)	(283)	119	42.0%	(188)	(640)	452	70.6%
	Net income allocated to Viad common shareholders	$5,235	$12,590	$(7,355)	-58.4%	$6,714	$28,978	$(22,264)	-76.8%

	Weighted-average outstanding shares	19,977	20,268	(291)	-1.4%	19,935	20,232	(297)	-1.5%

	Basic income per common share attributable to Viad common shareholders	$0.26	$0.62	$(0.36)	-58.1%	$0.34	$1.43	$(1.09)	-76.2%

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change

Income before other items:
Income from continuing operations	$5,303	$12,991	$(7,688)	-59.2%	$6,675	$29,584	$(22,909)	-77.4%
Net loss attributable to noncontrolling interest	96	92	4	4.3%	227	244	(17)	-7.0%
Favorable resolution of tax matters	-	(853)	853	**	-	(853)	853	**
Income before other items	$5,399	$12,230	$(6,831)	-55.9%	$6,902	$28,975	$(22,073)	-76.2%

(per diluted share)

Income before other items:
Income from continuing operations	$0.26	$0.63	$(0.37)	-58.7%	$0.33	$1.43	$(1.10)	-76.9%
Net loss attributable to noncontrolling interest	-	-	-	**	0.01	0.01	-	0.0%
Favorable resolution of tax matters	-	(0.04)	0.04	**	-	(0.04)	0.04	**
Income before other items	$0.26	$0.59	$(0.33)	-55.9%	$0.34	$1.40	$(1.06)	-75.7%

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change

Adjusted EBITDA:
Net income attributable to Viad	$5,399	$12,873	$(7,474)	-58.1%	$6,902	$29,618	$(22,716)	-76.7%
Loss from discontinued operations	-	210	(210)	**	-	210	(210)	**
Interest expense	425	415	10	-2.4%	845	878	(33)	3.8%
Income tax expense	3,311	6,107	(2,796)	45.8%	4,212	16,297	(12,085)	74.2%
Depreciation and amortization	7,170	7,216	(46)	0.6%	13,535	13,844	(309)	2.2%
Adjusted EBITDA	$16,305	$26,821	$(10,516)	-39.2%	$25,494	$60,847	$(35,353)	-58.1%

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change

Free Cash Flow (Outflow):
Net cash provided by (used in) operating activities	$(4,605)	$14,370	$(18,975)	**	$(20,644)	$(6,767)	$(13,877)	**
Less:
Capital expenditures	(4,176)	(13,473)	9,297	69.0%	(14,780)	(25,516)	10,736	42.1%
Dividends paid	(824)	(829)	5	0.6%	(1,648)	(1,657)	9	0.5%
Free cash flow (outflow)	$(9,605)	$68	$(9,673)	**	$(37,072)	$(33,940)	$(3,132)	-9.2%

CONTACT:
Viad Corp
Carrie Long
Investor Relations
(602) 207-2681
clong@viad.com